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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE


[UNITED AUTO LOGO]                                       United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239


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
Contact: Jim Davidson                Phil Hartz                 Tony Pordon
         Executive Vice President -  Senior Vice President -    Vice President -
         Finance                     Corporate Communications   Investor Relations

         201-325-3303                313-592-5365               313-592-5266

         jdavidson@unitedauto.com    phartz@unitedauto.com      tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

                  UAG ANNOUNCES OFFER TO PURCHASE SYTNER GROUP
                   ESTABLISHES PRESENCE IN THE UNITED KINGDOM

DETROIT, MI, February 12, 2002 -- UnitedAuto Group, Inc. (UAG) (NYSE: UAG), a Fortune 500 automotive specialty retailer, and Sytner Group PLC (Sytner), a leading retailer of luxury automobiles in the United Kingdom, announced today an agreement pursuant to which UAG will commence a cash offer for all of the capital stock of Sytner.

Sytner, traded on the London Stock Exchange (SYT.L), is headquartered in Leicester, England, and currently operates 48 franchises. For the fiscal year ending February 2002, Sytner is expected to have revenues of approximately $850 million. Sytner has been successfully retailing and servicing automobiles in the UK for more than 30 years.

The terms of the offer include a cash payment of $135 million for all of the outstanding Sytner shares. In addition, UAG is expected to assume approximately $20 million of Sytner's existing senior bank debt. This transaction is subject to customary conditions and is expected to close at the end of the first quarter 2002.

Roger Penske, Chairman of UAG said, "Sytner's strong management, franchise mix and prospects for growth offer an exciting opportunity. The Sytner organization, led by Frank Sytner, Chairman, and Laurence Vaughan, CEO, has built an outstanding reputation in the UK retail car market. Sytner has assembled the preeminent group of prestige brands in the UK, and UAG expects these brands to continue to outperform the overall market. Sytner's proven record of same store profitability growth is expected to continue into the foreseeable future. An exciting line-up of new car introductions will lend further support to Sytner's earnings growth. The business approaches of UAG and Sytner are an ideal fit, and we are looking forward to working with the Sytner team as part of UAG's development plan."

Commenting further, Roger Penske said, "UAG seeks to achieve the highest performance standards for the benefit of its retail customers. Our experience is that larger dealership organizations can take advantage of people development, training, best practices, state-of-the-art systems and financial resources to deliver the most consistent, positive retail automotive

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experience. We believe these factors will allow UAG to continue to expand its presence in key markets. In this respect, the objectives of UAG, the OEMs and the customers are directly aligned."

Commenting on the transaction, Frank Sytner, Chairman of Sytner said, "UAG has a strong track record of investing in and building its business, and I believe that the cultural fit between UAG and Sytner is excellent. The Board of Sytner believes that the offer represents fair value for shareholders and will enable us to continue to develop our manufacturer relationships with the backing of one of the leading auto retailers in the United States. We are pleased to be joining the UAG team, and I look forward to the opportunities that lie ahead."

With regard to the earnings guidance of $1.73 per share we provided for 2002, initially the Company will incur dilution from the proposed equity and debt offerings we announced on February 5th. However, we believe the Sytner transaction, if successful, will partially mitigate the dilution resulting from these transactions, and with the addition of other potential acquisitions we expect to consummate during 2002, we remain comfortable with the $1.73 per share guidance.

UAG, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 127 franchises in 19 states, Puerto Rico and Brazil. UAG dealerships retailed 210,000 new and used vehicles in 2001, and market a complete line of after-market automotive products and services.

UnitedAuto will host a conference call to discuss this transaction on Wednesday, February 13, 2002 at 1:00 P.M. Eastern time. Advance registration is not required. Participants must call (888) 566-6157 [INTERNATIONAL, PLEASE CALL
(415) 228-3898)]. Calls need to be made shortly before the call is to commence. Please provide the leader's name - ROGER PENSKE - as well as the code UAGUK. The conference call cannot be accessed without this information.

There will be an instant replay of the call available from Wednesday, February 13, two hours after the call, until 11:59 p.m. ET, Monday, February 18. Following are the numbers to call to listen to the playback: Domestic, please call (888) 562-6189. International, please call (402) 280-9984.

This call will also be simultaneously broadcast on the Internet. This simultaneous webcast may be accessed through the UnitedAuto Group website at www.unitedauto.com. We recommend you access the webcast 15-20 minutes prior to the scheduled start time. To listen to the webcast, participants will need a computer with speakers and Real Player or Windows Media Player software. Links to download the free Players software will be available on the UnitedAuto Group website.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto's future reportable sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties, which could effect UnitedAuto's future performance, which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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